Exhibit 99(d)(7)

HSBC INVESTOR PORTFOLIOS
INTERNATIONAL EQUITY PORTFOLIO
SUB-ADVISORY AGREEMENT

          AGREEMENT, effective commencing on January 13, 2011, among Lord, Abbett & Co. LLC (the “Sub-adviser”), HSBC Global Asset Management (USA) Inc. (the “Manager”) and HSBC Investor Portfolios (the “Trust”), a New York master trust registered as an open-end diversified investment management company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the International Equity Portfolio (the “Portfolio”).

          WHEREAS, the Manager has been retained by the Trust to provide investment advisory services to the Portfolio pursuant to an Investment Advisory Contract dated December 31, 1999, as amended from time to time (the “Advisory Agreement”);

          WHEREAS, the Trust’s Board of Trustees, including a majority of the Trustees who are not parties to this Agreement or “interested persons,” as defined in the 1940 Act, of any party to this Agreement, have approved the appointment of the Sub-adviser to perform certain investment advisory services for the Portfolio pursuant to this Sub-advisory Agreement and the Sub-adviser is willing to perform such services for the Portfolio;

          WHEREAS, the Sub-adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

          NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Manager, the Sub-adviser and the Trust as follows:

          1. Appointment. The Manager hereby authorizes and appoints the Sub-adviser to provide advisory services to the Portfolio for the periods and on the terms set forth in this Sub-advisory Agreement. The Sub-adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

          2. Investment Advisory Duties. Subject to the supervision of the Board of Trustees of the Trust and the Manager, the Sub-adviser will, in coordination with the Manager, (a) provide a program of continuous investment management for the Portfolio in accordance with the Portfolio’s investment objectives, policies and limitations as stated in the Portfolio’s Prospectus and Statement of Additional Information included as part of the Trust’s Registration Statement on behalf of the Portfolio filed with the Securities and Exchange Commission (the “SEC”), as it may be amended from time to time (the “Registration Statement”), copies of which shall be provided to the Sub-adviser by the Manager; (b) make investment decisions for the Portfolio; and (c) place orders to purchase and sell securities for the Portfolio. In particular, the Sub-adviser will be responsible for the timing of purchases and sales in the market and for all yield or other return enhancement strategies used in managing the Portfolio. To carry out its duties under this Section 2, the Sub-adviser will exercise full discretion, subject to the terms of this Sub-advisory Agreement, and act for the Portfolio in the same manner and with the same force and effect as the Trust or Manager might or could do with respect to purchases, sales or other investment transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. The Sub-adviser, when fulfilling its duties under this Section 2, shall not be required to consider the activities of any other sub-adviser of the Portfolio or the Trust.

          In performing its investment management services to the Portfolio hereunder, the Sub-adviser will provide the Portfolio with ongoing investment guidance and policy direction. The Sub-adviser will determine the securities, instruments, repurchase agreements, options and other investments and techniques that the Portfolio will purchase, sell, enter into or use, and will provide an ongoing evaluation of the Portfolio to the Manager and the Trust. The Sub-adviser will determine what portion of the Portfolio shall be invested in securities and other assets. However, if the Manager specifies that the Sub-adviser shall be responsible solely for providing such services as are set forth herein with respect only to a portion of the Portfolio’s assets, the Sub-adviser shall provide all such services as described herein with respect to the whole Portfolio, but solely with respect to such portion of the Portfolio’s assets as directed by the Manager.

          The Sub-adviser further agrees that, in performing its duties hereunder, it will:

          (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, applicable sections of the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees and/or the Manager;

          (b) manage the Portfolio so that it will qualify, and continue to qualify (except where extraordinary circumstances dictate otherwise), as a regulated investment company under Subchapter M of the Code and regulations issued thereunder, except that, upon the Trust’s or Manager’s allocation of investment responsibility for any portion of the Portfolio’s investments to an investment adviser other than the Sub-adviser, the Sub-adviser’s duty will be limited to providing reasonable assistance, at the direction of the Trust and/or the Manager, to achieve such qualification;

          (c) place orders pursuant to its investment determinations for the Portfolio directly with the issuer, or with any broker or dealer the Sub-adviser may choose, subject to the Sub-adviser’s receipt of any written instructions from the Portfolio or the Manager regarding Portfolio brokerage, in accordance with applicable policies expressed in the Portfolio’s Prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

          (d) furnish to the Trust whatever statistical or other information the Trust may reasonably request in writing with respect to the Portfolio’s assets or contemplated investments. In addition, the Sub-adviser will take reasonable steps to keep the Trust and the Trustees informed of developments materially affecting the Portfolio’s assets or investments and shall, on its own initiative, furnish to the Trust from time to time whatever information the Sub-adviser believes appropriate for this purpose;

          (e) make available to the Manager and the Trust, promptly upon their written request, such copies of its investment records and ledgers with respect to the Portfolio as may be reasonably required to assist the Manager and the Trust in their compliance with applicable laws and regulations. The Sub-adviser will furnish the Trustees and/or the Manager with such periodic and special reports regarding the Portfolio as they may reasonably request in writing;

          (f) immediately notify the Manager and the Trust in the event that the Sub-adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-adviser from serving as an investment adviser pursuant to this Sub-advisory Agreement; (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; or (3) becomes a party to any litigation material to the Portfolio or Manager. The Sub-adviser further agrees to notify the Trust and the Manager promptly if, to the Sub-adviser’s knowledge, the Registration Statement (or any amendment or supplement thereto) (i) contains any untrue statement of a material fact or (ii) omits to state a material fact, in each case, in respect of , the Portfolio’s investments, the Portfolio’s investment strategy or the Sub-adviser ; and

          (g) provide to the Manager and Trust such information and assurances (including certifications or sub-certifications) as the Manager, the Trust or the Trustees of the Trust may reasonably request in writing from time to time in order to assist the Manager, the Trust or the Trustees in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Trust’s Form N-CSRs and Form N-Qs.

          In performing its duties under this Agreement, the Sub-adviser shall manage and invest the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions as well as applicable federal and state securities laws, and in accordance with any instructions as may be provided to the Sub-adviser by the Manager or other agent designated by the Manager. The Sub-adviser further agrees to manage and invest the Portfolio’s assets in accordance with instructions as may be provided to the Sub-adviser from time to time by the Manager in an effort to ensure that the Portfolio meets and maintains, so long as required by the Code, the requirements for qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder.

          The Sub-advisor hereby represents and warrants to the Manager that (i) it is properly registered with the SEC as an investment adviser and (ii) a true correct and complete copy of the Sub-advisor’s current Form ADV is being furnished to the Investment Manager with this Agreement

          In fulfilling its obligations under this Agreement, the Sub-adviser shall be entitled to reasonably rely on and act in accordance with instructions provided by the Manager.

          3. Allocation of Charges and Expenses. The Sub-adviser shall not be required to pay any expenses of the Portfolio. In particular, but without limiting the generality of the foregoing, the Sub-adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trust’s employees as are officers or employees of the Sub-adviser whose services may be involved in providing services to the Portfolio, for the following expenses of the Portfolio: organization and offering expenses of the Portfolio (including out-of-pocket expenses); fees payable to any other Portfolio advisers or consultants; legal expenses incurred by the Portfolio; auditing and accounting expenses of the Portfolio; interest expenses of the Portfolio; telephone, telex, facsimile, postage and other communications expenses of the Portfolio; taxes and governmental fees of the Portfolio; dues and expenses incurred by or with respect to the Portfolio in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Trust’s officers and employees; fees and expenses of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Portfolio; payments for maintaining the Portfolio’s financial books and records and calculating the daily net asset value of the Portfolio’s shares; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses relating to investor and public relations of the Portfolio; expenses of registering and qualifying shares of the Portfolio for sale (if any); freight, insurance and other charges in connection with the shipment of the portfolio securities of the Portfolio; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Portfolio, or of entering into other transactions or engaging in any investment practices with respect to the Portfolio; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to Portfolio shareholders; costs of Trust stationery; litigation expenses of the Portfolio; costs of shareholders and other meetings of the Trust; the compensation and all expenses (specifically including travel expenses relating to the Portfolio’s business) of officers, trustees and employees of the Trust who are not interested persons of the Sub-adviser; and travel expenses (or an appropriate portion thereof) of officers or trustees of the Trust who are officers, directors or employees of the Sub-adviser to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust or any committees thereof or advisers thereto. The Sub-advisor shall be liable for its own costs, including costs related to necessary investment and management facilities, employee salaries, travel expenses and overhead costs. Notwithstanding the foregoing, the Sub-adviser will, upon written request, reimburse the Manager and/or the Trust for costs associated with generating and distributing any supplement or amendment to the Prospectus or Statement of Additional Information of the Portfolio (“Supplement”) when the Sub-adviser is given for review a copy of a draft of the Registration Statement or any portion thereof or supplement thereto and fails timely to disclose to the Manager and the Trust facts then known to the Sub-adviser, and the facts not so disclosed cause the Portfolio’s Prospectus or Statement of Additional Information, including any supplements thereto, to (i) contain an untrue statement of a material fact or (ii) omit to state a material fact, in each case, in respect of , the Portfolio’s investments, the Portfolio’s investment strategy or the Sub-adviser In addition, the Sub-adviser will bear any expenses of the Manager or the Trust arising out of an assignment of this Agreement caused by the Sub-adviser or change in control of the Sub-adviser.

          4. Compensation. As compensation for the services provided and expenses assumed by the Sub-adviser under this Agreement, the Trust will pay the Sub-adviser within 21 calendar days after the end of each calendar quarter an advisory fee computed daily based on the Portfolio’s average daily net assets, equal on an annual basis to 0.765% of net assets up to $10 million, 0.675% of net assets over $10 million up to $25 million, 0.54% of net assets over $25 million up to $50 million, 0.45% of net assets over $50 million up to $100 million, and 0.36% of net assets in excess of $100 million. The “average daily net assets” of the Portfolio shall mean the average of the values attributed to the Portfolio’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Portfolio is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Portfolio lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Portfolio shall always be determined pursuant to the applicable provisions of the Trust’s Declaration of Trust, as amended, and Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of the Portfolio as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Portfolio’s portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Portfolio has been so suspended for a period including any quarter end when the Sub-adviser’s compensation is payable pursuant to this Section, then the Sub-adviser’s compensation payable at the end of such quarter shall be computed on the basis of the value of the net assets of the Portfolio as last determined (whether during or prior to such quarter). If the Portfolio determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4. In the event that this Agreement is terminated pursuant to Section 12 hereof, the Sub-adviser shall be entitled to a pro rata portion of the fee under this Section 4 through and including the date upon which the Agreement is terminated and the Sub-adviser ceases to provide investment advisory services to the Portfolio hereunder.

          5. Books and Records. The Sub-adviser agrees to (i) prepare and/or maintain, and surrender promptly upon written request, such books and records with respect to its services to the Portfolio as are required by Rule 31a-1(f), Rule 31a-2(e) and Rule 31a-3 under the 1940 Act, and by other applicable legal provisions, including the Advisers Act and the Securities and Exchange Act of 1934, and (ii) as appropriate, preserve and assist in the preservation of such records for the periods and in the manner required of the Sub-adviser or the Trust, as appropriate, under Section 31 of the 1940 Act, and applicable rules and legal provisions. Those books and other records of the Portfolio that are not related to Portfolio transactions directed by the Sub-adviser shall be maintained by the Manager without the assistance of the Sub-adviser. The Sub-adviser further agrees that upon written request, it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Portfolio are being conducted in accordance with applicable laws and regulations.

          6. Valuation. The Sub-adviser shall provide reasonable assistance to the Manager and the Trust to satisfy the responsibility of the Trust and/or Manager in the valuation of Portfolio assets. The Trust and the Manager acknowledge that the Sub-adviser is not the Portfolio’s pricing or valuation agent.

          7. Standard of Care and Limitation of Liability. The Sub-adviser shall exercise its best judgment in rendering the services provided by it under this Sub-advisory Agreement. The Sub-adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or the holders of the Portfolio’s shares in connection with the matters to which this Sub-advisory Agreement relates, provided that nothing in this Sub-advisory Agreement shall be deemed to protect or purport to protect the Sub-adviser against any liability to the Portfolio or to holders of the Portfolio’s shares to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties, or by reason of the Sub-adviser’s reckless disregard of its obligations and duties, under this Sub-advisory Agreement. The Sub-adviser shall not be liable to the Manager or the Trust for any acts of the Manager, the Trust or any other sub-adviser to the Portfolio with respect to any portion of the assets of the Portfolio not managed by Sub-adviser. As used in this Section 7, the term “Sub-adviser” shall include any officers, directors, partners, employees, agents or other affiliates of the Sub-adviser performing services for the Portfolio.

          8. Indemnification.

          (a) The Sub-adviser hereby agrees to indemnify and hold harmless the Manager and the Portfolio from any controversies, claims, suits, losses, liabilities, judgments, awards or settlements, and costs or expenses, including reasonable legal fees, directly or proximately caused by: (i) the Sub-adviser’s bad faith, negligence or investment decisions inconsistent with the Portfolio’s stated investment objectives, guidelines and restrictions, (ii) any material breach by the Sub-adviser of its obligations under this Sub-advisory Agreement, iii) any failure to notify the Trust and the Manager of a material untrue statement or omission as set forth in paragraph 2(f) above or (iv) any violation of applicable law by the Sub-adviser. The Sub-adviser also agrees to indemnify and hold harmless the Manager with respect to any reasonable losses incurred as the result of negligent errors made by the Sub-adviser in connection with the provision of services under this Agreement including, without limitation, in transmitting orders to any broker for execution. Nothing in this paragraph establishes a duty on the part of the Sub-adviser to indemnify or hold harmless the Manager or the Portfolio from any controversies, claims, suits, losses, liabilities, judgments, awards, settlements, costs or expenses, including reasonable legal fees, directly or proximately caused by either: the Sub-adviser’s conduct with respect to the investment objectives, guidelines or restrictions of any entity other than the Portfolio; or any material failure to notify the Trust or the Manager of the truth or completeness of any statement contained in the registration statement or offering document, or any supplement thereto, of any entity other than the Portfolio.

          (b) The Manager hereby agrees to indemnify and hold harmless the Sub-adviser from any controversies, claims, suits, losses, liabilities, judgments, awards or settlements, and costs or expenses, including reasonable legal fees, caused by, or in any related to, material breach by the Manager of any of its obligations under this Sub-advisory Agreement or its violation of applicable law.

          (c) If any party seeks indemnification under this Agreement (an “indemnified party”), it shall notify the other party (the “indemnifying party”) in writing of the assertion of any third party claim or action and shall deliver all copies of materials received in connection with the matter to the indemnifying party. The indemnifying party shall have the right to control the defense of any such claim or action with counsel of its own choosing, and the indemnified party shall cooperate fully with the indemnifying party in the defense or settlement of any matter that is covered by paragraphs (a) or (b) above, subject to reimbursement by the indemnifying party for expenses incurred by the indemnified party in connection with the indemnifying party’s participation in the defense.

          9. Services Not Exclusive. It is understood that the services of the Sub-adviser are not exclusive, and that nothing in this Sub-advisory Agreement shall prevent the Sub-adviser from providing similar services to other individuals, institutions or investment companies (whether or not their investment objectives and policies are similar to those of the Portfolio) or from engaging in other activities, provided such other services and activities do not, during the term of this Sub-advisory Agreement, interfere in a material manner with the Sub-adviser’s ability to meet its obligations to the Trust and the Portfolio hereunder. When the Sub-adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-adviser recommends the purchase or sale of the same security for the Portfolio, the Sub-adviser may, but shall not be obligated to, aggregate the orders for securities to be purchased or sold. It is understood that in light of its fiduciary duty to the Portfolio, such transactions will be executed on a basis that is fair and equitable to the Portfolio. In connection with purchases or sales of portfolio securities for the account of the Portfolio, neither the Sub-adviser nor any of its directors, partners, officers or employees shall act as a principal or agent or receive any commission.

          10. Documentation. The Trust shall provide the Sub-adviser with the following documents, as requested by the Sub-adviser:

          (a) the Trust’s registration statement relating to the Portfolio, and any amendments thereto;

          (b) the current Declaration of Trust and By-laws (and any amendments thereto) of the Trust;

          (c) resolutions of the Board of Trustees of the Trust authorizing the appointment of the Sub-adviser to serve as Sub-adviser and approving this Sub-advisory Agreement; and

          (d) the Trust’s Notification of Registration on Form N-8A.

          11. Force Majeure. No party hereto shall be liable for damages resulting from delayed or defective performance of obligations hereof that arise out of causes beyond the control and without the fault or negligence of the party and could not have reasonably been prevented by the party through back-up systems and other business continuation and disaster recovery procedures commonly employed by other similarly situated entities that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to,

Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

          12. Duration and Termination. This Sub-advisory Agreement shall continue for an initial term of two years from the date set forth above, unless sooner terminated as provided herein. Thereafter this Agreement shall continue from year to year, provided that such continuance is approved at least annually by (1) the Board of Trustees of the Trust or (2) a vote of a majority of the Portfolio’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of the Trust or either party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Sub-advisory Agreement may be terminated: (a) at any time without penalty upon thirty (30) days’ written notice to the Sub-adviser by the Portfolio upon the vote of a majority of the Trustees or upon the vote of a majority of the Portfolio’s outstanding voting securities, (b) at any time without penalty upon thirty (30) days’ written notice to the Sub-adviser by the Manager, or (c) by the Sub-adviser upon thirty (30) days’ written notice to the Trust or the Manager. Anything to the contrary herein notwithstanding, any termination carried out pursuant to this Section 12 shall be without penalty and, further, the compensation schedule set forth in Section 4 hereof shall apply to the service of the Sub-adviser to the extent provided beyond the end of the notice period provided in this Section 12. This Sub-advisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Advisory Agreement.

          13. Amendments. No provision of this Sub-advisory Agreement may be changed, waived, discharged or terminated, unless by an instrument in writing signed by both parties. To the extent required by applicable law, no amendment of this Sub-advisory Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Portfolio, and/or (ii) a majority of the Trustees of the Portfolio, including a majority of Trustees who are not interested persons of the Trust or any party to this Sub-advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval.

          14. Notices. Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at its address as follows:

If to the Manager:

HSBC Global Asset Management (USA) Inc.
452 Fifth Avenue
New York, New York 10018
Attention: Mr. Richard A. Fabietti

If to the Sub-adviser:

Lord, Abbett & Co. LLC
90 Hudson Street
Jersey City, NJ 07302
Attention: General Counsel

          Any party may specify a different or additional address for notice by sending a written notice to the other at the address above, or at that or those last given hereunder.

          14. Miscellaneous.

          (a) This Sub-advisory Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. Exclusive original jurisdiction to any claim, action or dispute between the parties arising out of this Agreement shall be solely in state or federal district courts sitting in the State of New York.

          (b) The captions of this Sub-advisory Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          (c) If any provision of this Sub-advisory Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Sub-advisory Agreement shall not be affected hereby and, to this extent, the provisions of this Sub-advisory Agreement shall be deemed to be severable.

          (d) Nothing herein shall be construed as constituting the Sub-adviser, or any of its directors, officers or employees, an agent of the Manager or the Portfolio, nor the Manager, or any of its directors, officers or employees, an agent of the Sub-adviser.

          (e) This Sub-advisory Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but counterparts shall, together, constitute only one Sub-advisory Agreement.

          (f) The undersigned officer of the Portfolio has executed this Sub-advisory Agreement not individually, but as an officer under the Portfolio’s Declaration of Trust, and the obligations of this Sub-advisory Agreement are not binding upon the Portfolio’s Trustees, its officers, or shareholders in the Portfolio individually, but bind only the Trust’s estate.

          (g) The Sub-advisor will not disclose confidential information about the Manager or the Portfolio to any third party, and the Manager will not disclose confidential information about the Sub-advisor to any third party except, in either case, (i) as contemplated in this Agreement, (ii) with the other party’s written consent, (iii) where such party is under a legal or regulatory requirement to do so or is requested to do so by any regulatory, supervisory, fiscal or governmental authority, or (iv) to agents or affiliates of the Manager or the Trust, or to the

Portfolio’s service providers (including auditors, custodians, accounting agents and counsel), where reasonably necessary for the performance services in respect of the Portfolio. Information shall be deemed to be “confidential information” if it is marked “confidential” or if it is information of the type and character that a reasonable person would conclude to be confidential. The Manager and the Trust acknowledge that the Sub-adviser manages other accounts, including other investment companies, with the same or similar investment strategies and holdings as the Portfolio, and that such accounts may have policies regarding the selective disclosure of portfolio holdings that are different from disclosure policies of the Portfolio.

          (h) The Sub-adviser shall not use in any manner the name, logo, insignia, or other identifying mark of the Manager, any of its affiliates, HSBC or the Trust generally or any derivative or logo or trade or service mark thereof.

          (i) This Agreement shall terminate automatically in the event of its assignment, as such term is defined and interpreted under the 1940 Act. The Sub-adviser shall notify the Trust and the Manager in writing sufficiently in advance of any proposed change in control within the meaning of the 1940 Act of the Sub-adviser to enable the Manager to take steps to enter into a new contract with the Sub-adviser.

          (j) The Sub-adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-adviser agrees to cooperate fully with the Manager and the Trust and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (1) any and all compliance-related matters, and (2) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust, the Manager and Sub-adviser. The Sub-adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

          (k) The names “HSBC Investor Portfolios” and “Trustees of the HSBC Investor Portfolios” refer respectively to the Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such liabilities. All persons dealing with any Portfolio of the Trust must look solely to the property belonging to such Portfolio for the enforcement of any claims against the Trust.

          (l) It is understood that the name “Lord, Abbett & Co. LLC”, “Lord Abbett” and any abbreviated form and any derivative thereof, and the marks and logos associated with that name (including (i) the service mark comprised of a Knight Design and U.S. Registration Service Mark No. 1,968,193 therefore; and (ii) the service mark (“LORD ABBETT” and U.S. Registration Service Mark No. 3,383,789 therefore) are the valuable property of the Sub-adviser and that the Trust and the Manager have the right to use such name (or derivatives, marks or logos), in the Registration Statement or other filings, forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Sub-adviser is a sub-adviser to the Portfolio and/or one of the other portfolios or series of the Trust, provided, however, that the Trust may continue to use the name of the Sub-adviser in the Registration Statement and other documents after the Sub-adviser ceases to be an investment sub-adviser to the Portfolio to the extent deemed necessary by the Trust or the Manager to comply with disclosure obligations under applicable law and regulation. Neither the Trust nor the Manager shall use the Sub-adviser’s name, marks or logos in promotional or sales related materials prepared by or on behalf of the Manager or the Trust without prior review and approval by the Sub-adviser, which may not be unreasonably withheld; provided that in respect of a particular marketing piece (e.g., monthly fact sheets) Manager may provide to the Sub-adviser a form for approval and Manager may use such pre-approved form without seeking subsequent approval so long as there are no material changes to the description of the Sub-adviser contained in such form. Upon termination of this Sub-advisory Agreement, the Trust and the Manager shall forthwith cease to use such names (and marks and logos), except as provided for herein.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of December 15, 2010.

Lord, Abbett & Co. LLC

By	/s/ Lawrence H. Kaplan

Name:	Lawrence H. Kaplan
Title:	Member

HSBC Global Asset Management (USA) Inc.

By	/s/ Richard A. Fabietti

Name:	Richard A. Fabietti
Title:	Senior Vice President

HSBC Investor Portfolios

By	/s/ Stephen V. Sivillo

Name:	Stephen V. Sivillo
Title:	Vice President